Exhibit 99

Dillard’s, Inc. Announces New $500 Million Share Repurchase Program and Declares $0.20 Cash Dividend

May 20, 2023 - LITTLE ROCK, Ark. - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced that the Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions. The Company has completed the authorization remaining under its previous share repurchase program.

The Board of Directors also declared a cash dividend of $0.20 per share on the Class A and Class B Common Stock of the Company payable July 31, 2023 to shareholders of record as of June 30, 2023.

CONTACT:

Julie J. Guymon

501-376-5965

julie.guymon@dillards.com